Exhibit 99.3

FORM OF LETTER TO BROKERS, DEALERS, BANKS AND OTHER NOMINEE HOLDERS
UWM HOLDINGS CORPORATION
Subscription rights to Purchase Shares of Class A Common Stock Offered Pursuant to Subscription rights
Distributed to Stockholders of UWM Holdings Corporation
October 5, 2026
To Brokers, Dealers, Banks, and Other Nominees:
This letter is being distributed to brokers, dealers, banks, and other nominees in connection with the rights offering (the “rights offering”) by UWM Holdings Corporation, a Delaware corporation (the “Company”), of shares of its Class A common stock, par value $0.0001 per share (the “Class A common stock”), pursuant to transferable subscription rights (the “rights”) distributed to all holders of record (“record holders”) of shares of Class A common stock, as of 5:00 pm Eastern Time on October 2, 2026 (the “record date”). The rights are described in the Company’s Prospectus Supplement, dated September 29, 2026 (together with the accompanying prospectus, the “Prospectus”).
In the rights offering, the Company is offering up to an aggregate of 200,000,000 shares of its Class A common stock pursuant to the Prospectus. The rights will expire, if not exercised, by 5:00 p.m. Eastern Time on November 12, 2026 (the “expiration date”), unless extended by the Company with the consent of the Backstop Purchasers (as defined in the Prospectus).
As described in the accompanying Prospectus, each record holder will receive one right for every share of Class A common stock owned of record as of 5:00 p.m. Eastern Time on the record date.
Each right allows the holder thereof to purchase 0.57 shares offered at a subscription price per share (the “subscription price”) equal to the greater of: (i) $2.00; and (ii) 85% of the volume-weighted average price per share of Class A common stock during the ten (10) consecutive trading days ending on the third trading day immediately prior to the expiration of the rights offering.
In addition, rights holders who fully exercise their basic subscription right will be entitled to subscribe for additional shares of Class A common stock that remain unsubscribed as a result of any unexercised basic subscription rights (the “over-subscription right”). The over-subscription right allows a rights holder to subscribe for additional shares of Class A common stock at the subscription price on a pro rata basis if any shares are not purchased by other holders of subscription rights under their basic subscription rights as of the expiration date. “Pro rata” means in proportion to the number of shares of Class A common stock that you and the other rights holders have subscribed for under the over-subscription right.
Holders may exercise such holder’s over-subscription right only if such holder exercised its basic subscription right in full and other holders of rights do not exercise their basic subscription rights in full. If there are not enough shares of Class A common stock to satisfy all subscriptions made under the over-subscription right, the Company will allocate the remaining shares of Class A common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. For purposes of determining if a holder has fully exercised its basic subscription right, the Company will consider only the basic subscription right held by such holder in the same capacity. See “The Rights Offering-Basic Subscription Rights and Over-Subscription Rights” in the Prospectus.
The rights are evidenced by a rights certificate (a “rights certificate”) registered in your name or the name of your nominee. Each beneficial owner of shares of Class A common stock registered in your name or the name of your nominee is entitled to one right for every share of Class A common stock owned by such beneficial owner as of the record date. The rights are transferable until close of trading on the NYSE on November 11, 2026, the last business day prior to the scheduled expiration date of the rights offering (or, if the offer is extended, on the business day immediately preceding the extended expiration date).
We are asking persons who hold shares of Class A common stock beneficially and who have received the rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Class A common stock directly and prefer to have such institutions effect transactions relating to the rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate rights certificate to contact the appropriate nominee as soon as possible and request that a separate rights certificate be issued.
Please take prompt action to notify any beneficial owners of Class A common stock as to the rights offering and the procedures and deadlines that must be followed to exercise their rights.
All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than certain fees and expenses of the dealer manager, the subscription agent and the information agent, incurred in connection with the exercise of the rights will be for the account of the holder of the rights, and none of such commissions, fees, or expenses will be paid by the Company, the subscription agent or the information agent.
Enclosed are copies of the following documents:
(1)Prospectus;
(2)Subscription Rights Certificate;
(3)Instructions as to Use of the UWM Holdings Corporation Subscription Rights Certificates;
(4)Notice of Guaranteed Delivery;
(5)Form of Beneficial Holder Election Form; and
(6)Form of Nominee Holder Certification.
Your prompt action is requested. To exercise rights, you should deliver the properly completed and signed rights certificate, with payment of the subscription price in full for each share of Class A common stock subscribed for, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the rights certificate with payment of the subscription price on or prior to 5:00 p.m. Eastern Time on the expiration date. All payments of the subscription price must be made in United States dollars for the full number of shares of Class A common stock for which you are subscribing by personal check drawn upon a United States bank payable to Equiniti

Trust Company, LLC, as subscription agent. Failure to return the properly completed rights certificate with the correct payment will result in your not being able to exercise the rights held in your name on behalf of yourself or other beneficial owners. A rights holder cannot revoke the exercise of his or her rights. Rights not exercised prior to the expiration date will expire without value.
Additional copies of the enclosed materials may be obtained from the information agent, D.F. King & Co., Inc.. The information agent’s toll-free telephone number is (866) 406-2284 and their email is uwmc@dfking.com.

Very truly yours,
UWM Holdings Corporation
NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF UWM HOLDINGS CORPORATION, THE DEALER MANAGER, THE SUBSCRIPTION AGENT, EQUINITI TRUST COMPANY, LLC, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.